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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  January 23, 2003

Washington Mutual, Inc.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	1-14667 (Commission File Number)	91-1653725 (I.R.S. Employer Identification No.)
1201 Third Avenue, Seattle, Washington (Address of principal executive offices)		98101 (Zip Code)
(206) 461-2000 (Registrant's telephone number, including area code)

ITEM 9.    Regulation FD Disclosure.

        On January 21, 2003, Washington Mutual, Inc. issued a press release announcing the results of its operations for the fourth quarter and the year ended December 31, 2002. In that press release, the consolidated statements of income included the separate presentation of interest income on loans held for sale and interest income on loans held in portfolio. Those amounts have been revised and are hereby amended in the following Consolidated Statements of Income. These revisions did not affect total interest income and thus had no impact on net income.

Washington Mutual, Inc.
Consolidated Statements of Income
(dollars in millions, except per share data)
(unaudited)

	Quarter Ended			Year Ended
	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
Interest Income
Loans held for sale	$532	$388	$411	$1,724	$1,203
Loans held in portfolio	2,219	2,287	2,279	9,252	10,030
Available-for-sale ("AFS") securities	547	652	776	2,959	3,573
Other interest and dividend income	68	86	59	312	259

Total interest income	3,366	3,413	3,525	14,247	15,065
Interest Expense
Deposits	672	679	649	2,668	3,094
Borrowings	768	815	849	3,238	5,095

Total interest expense	1,440	1,494	1,498	5,906	8,189

Net interest income	1,926	1,919	2,027	8,341	6,876
Provision for loan and lease losses	125	135	200	595	575

Net interest income after provision for loan and lease losses	1,801	1,784	1,827	7,746	6,301
Noninterest Income
Depositor and other retail banking fees	449	426	353	1,634	1,290
Securities fees and commissions	90	92	77	362	303
Insurance income	45	46	35	177	100
Home loan mortgage banking expense, net	(178)	(1,575)	(690)	(2,094)	(285)
Portfolio loan related income	123	85	60	349	193
Gain from other AFS securities	574	356	392	768	600
Revaluation gain (loss) from derivatives	(28)	1,582	—	2,396	(5)
Gain (loss) on extinguishment of securities sold under agreements to repurchase ("repurchase agreements")	(11)	98	496	282	621
Net settlement income from certain interest-rate swaps	158	116	—	382	—
Other income	172	154	107	534	431

Total noninterest income	1,394	1,380	830	4,790	3,248

Noninterest Expense
Compensation and benefits	757	719	535	2,899	1,924
Occupancy and equipment	294	289	228	1,153	804
Telecommunications and outsourced information services	115	136	119	524	441
Depositor and other retail banking losses	51	55	45	204	144
Amortization of goodwill	—	—	37	—	139
Amortization of other intangible assets	16	17	8	67	33
Professional fees	47	55	63	208	201
Advertising and promotion	58	75	50	246	185
Other expense	320	270	246	1,081	746

Total noninterest expense	1,658	1,616	1,331	6,382	4,617

Income before income taxes	1,537	1,548	1,326	6,154	4,932
Income taxes	568	567	484	2,258	1,818

Net Income	$969	$981	$842	$3,896	$3,114

Net Income Attributable to Common Stock	$969	$980	$840	$3,891	$3,107

Net income per common share:
Basic	$1.05	$1.04	$0.98	$4.12	$3.65
Diluted	1.03	1.02	0.97	4.05	3.59
Dividends declared per common share	$0.28	$0.27	$0.24	$1.06	$0.90
Basic weighted average number of common shares outstanding (in thousands)	926,210	947,293	856,014	943,905	850,245
Diluted weighted average number of common shares outstanding (in thousands)	939,991	963,422	868,951	960,152	864,658

WASHINGTON MUTUAL, INC.
Date: January 23, 2003	By:	/s/ FAY L. CHAPMAN Fay L. Chapman Senior Executive Vice President

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  ITEM 9. Regulation FD Disclosure.